EXHIBIT 3.19

BYLAWS

OF

TEMPUR-PEDIC SALES, INC.

I certify that the following Bylaws, consisting of two pages, each of which I have initialed for identification, are the Bylaws adopted by the Board of Directors of Tempur-Pedic Sales, Inc. (the “Corporation”), by a Written Action by Directors in Lieu of Organizational Meeting dated July 1, 2008.

/s/ William H. Poche
William H. Poche, Secretary

BYLAWS

OF

TEMPUR-PEDIC SALES, INC.

1. Meetings of Stockholders

1.1 Except as the Board of Directors may otherwise designate, the annual meeting of the stockholders of the Corporation shall be held at a time and date as set by the Board of Directors.

1.2 The annual meeting of the stockholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation’s principal office.

1.3 Special meetings of the stockholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation’s principal office.

2. Board of Directors

2.1 The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the vote of the stockholders who (a) are present in person or by proxy at a meeting held to elect directors, and (b) have a majority of the voting power of the shares represented at such meeting and entitled to vote in the election.

2.2 Meetings of the Board of Directors may be called by the President or by any director.

2.3 Unless waived as permitted by the Delaware General Corporation Law, notice of the time and place of each meeting of the directors shall be either (a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting, or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

2.4 The board of directors may authorize any officer or agent to enter into any contract or agreement or execute and deliver any instruments in the name of and on behalf of the corporation and such authority may be general or confined to specific instances.

3. Officers

Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it. All officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors may assign to them.

4. Certificates and Transfer

4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the Board of Directors.

4.2 Certificates representing shares of the Corporation shall be signed (either manually or in facsimile) by any officer of the Corporation.

4.3 Transfer of shares shall be made only on the stock transfer books of the Corporation.

5. Amendments

5.1 These bylaws may be altered, amended, repealed or restated by a majority of the directors of the Corporation.

6. Action with Respect to Securities of Other Corporation

6.1 Unless otherwise directed by the Board of Directors, either the President, the Chief Financial Officer or the Secretary shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

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